FIRST NILES FINANCIAL, INC.
ANNOUNCES FOURTH QUARTER AND YEAR END 2000 EARNINGS

Niles, Ohio, February 12, 2001 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2000.

Net income for the quarter ended December 31, 2000 totaled $412,000 compared to $92,000 for the same quarter in 1999, an increase of $320,000, or 347.8%. Net income for the year ended December 31, 2000 was $807,000 compared to $1.01 million for the same period in 1999, a decrease of 20.3%. Return on average assets for the three months and year ended December 31, 2000, was 2.25% and 1.09%, respectively. Earnings per share data for the three months and year ended December 31, 2000 were $.28 and $.54, respectively.

Net interest income after the provision for loan losses for the fourth quarter of 2000 was $1.01 million as compared to $766,000 for the same quarter in 1999, an increase of $244,000, or 31.9%. The payoff of a nonperforming loan contributed $305,000 to net interest income during the quarter and is the primary reason for the increase in net interest income. Net interest income after provision for loan losses for the year ended December 31, 2000 was $3.16 million compared to $3.36 million for the same period one year prior, a decrease of $205,000, or 6.1%. The decrease in net interest income after the provision for loan losses for 2000 as compared to 1999 was primarily the result of a decline in total assets from period to period.

Non-interest income for the fourth quarter of 2000 was $15,000, compared to $5,000 for the same period in 1999. Non-interest income for the year ended December 31, 2000 was $56,000 compared to $148,000 for 1999. During 2000, gain on the sale of investments totaled $8,000, a decrease of $108,000 from the prior year.

Non-interest expense for the fourth quarter of 2000 was $432,000, compared to $656,000 for the fourth quarter of 1999, a decrease of $224,000, or 34.1%. Most of the quarterly decrease in non-interest expense was due to compensation related to the Company's Recognition and Retention Plan, as approved by shareholders and paid during the fourth quarter of 1999. Non-interest expense for the year ended December 31, 2000 was $2.12 million compared to $2.09 million for 1999, a difference of 1.5%.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days decreased to $774,000 at December 31, 2000, or 2.2% of net loans receivable as compared to $826,000, or 2.2% of net loans receivable at December 31, 1999. The allowance for loan losses totaled $592,000 at December 31, 2000, which represented 76.5% of non-performing loans and 1.7% of net loans receivable. At December 31, 1999 the allowance for loan losses was $549,000, representing 66.4% of non-performing loans and 1.5% of net loans receivable. At each year-end discussed above, the Association did not have any repossessed assets.

At December 31, 2000 the Company had total assets of $77.6 million compared to $80.4 million at December 31, 1999, a decrease of $2.8 million, or 3.5%. The decrease in assets was primarily

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attributable to a $2.4 million decrease in deposits and a $1.0 million decrease in borrowings that occurred during the year. Net loans receivable decreased to $35.7 million at December 31, 2000 from $36.9 million at December 31, 1999.

Total equity at December 31, 2000 was $18.8 million, or 24.2% of total assets, compared to $18.5 million, or 23.0% of total assets, at December 31, 1999. At December 31, 2000 the Association exceeded all regulatory capital requirements.

The Company's annual meeting of shareholders will be held on Wednesday, April 18, 2001, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on March 2, 2001, will be asked to consider and vote upon the election of two directors and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meetings, or any adjournments thereof.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:

February 12, 2001	William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539

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	Selected Financial Condition Data (in thousands, except for per share data)
	December 31, 2000 (Unaudited)	December 31, 1999
Total assets	$77,554	$80,418
Loans receivable, net	35,740	36,864
Securities (AFS) at market	22,677	16,515
Securities (HTM) at cost	13,900	17,255
Deposits	52,194	54,545
Total borrowings	5,000	6,000
Retained earnings	13,334	13,134
Common stock and paid in capital	6,766	6,725
Total equity	18,758	18,510
Book value per share	$11.57	$10.70

	Selected Operating Data (in thousands, except for per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2000 (Unaudited)	1999	2000 (Unaudited)	1999
Interest income	$1,568	$1,356	$5,372	$5,425
Interest expense	558	525	2,186	1,999
Provision for loan losses	---	65	30	65
Net interest income	1,010	766	3,156	3,361
Non-interest income	15	5	56	148
Non-interest expense	432	656	2,118	2,086
Income before inc. tax exp.	593	115	1,094	1,423
Income tax expense	181	23	287	411
Net income	412	92	807	1,012
Earnings per share	$0.28	$0.06	$0.54	$0.63

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